Exhibit 8.1

April 10, 2012

UMH Properties, Inc.
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, New Jersey 07728

Re:	Preferred Stock Offering

Ladies and Gentlemen:

We have acted as legal counsel to UMH Properties, Inc., a Maryland corporation (the “Company”), in connection with its offering of 8.25% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) pursuant to a registration statement on Form S-3 (File No. 333-171338) filed with the Securities and Exchange Commission on December 21, 2010 and declared effective on January 20, 2011 (the “Registration Statement”) as described in the Prospectus Supplement dated April 4, 2012 (the “Prospectus Supplement” and, together with the Prospectus dated January 20, 2011, the “Prospectus”).

You have requested our opinion with respect to certain federal income tax matters in connection with the offering of the Preferred Stock.  All capitalized terms used herein have their respective meanings set forth in the Prospectus unless otherwise stated.

In rendering this opinion, we have reviewed (i) the Registration Statement and the Prospectus; (ii) the Company’s Articles of Incorporation as filed with the Secretary of State of Maryland; (iii) the Company’s Bylaws, as amended; and (iv) such other documents, agreements and schedules as we have determined are necessary or relevant for purposes of rendering this opinion.

For purposes of this opinion, we have assumed that, as stated in the Company’s public filings with the Securities and Exchange Commission, the Company was properly qualified as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”) for the taxable years ended December 31, 1992 through December 31, 2005.  Furthermore, with respect to matters of fact, in rendering this opinion we have relied upon the representations set forth in a certificate of an officer of the Company (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds, or has held, a direct or indirect interest.  For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate or in any other document.  In particular, we note that the Company has engaged in, and may in the future engage in, transactions in connection with which we have not provided legal advice, have not reviewed, and of which we may be unaware.  We have, therefore, assumed and relied on the Company’s representations that the information, statements and descriptions of the Company’s businesses, properties and activities (including as relates to entities in which the Company holds, or has held, a direct or indirect interest) as described in the Officer’s Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion, and that the Company and the entities in which the Company holds, or has held, a direct or indirect interest at all times have been and will be organized and operated in accordance with the terms of their governing documents.  We have assumed that such statements, representations, descriptions and undertakings are true without regard to any qualification as to knowledge or belief and that the Company will fulfill any best efforts undertaking.

In rendering the opinions set forth herein, we have also assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, and (vi) the accuracy of all representations, warranties and written statements.

Based upon and subject to the foregoing, we are of the opinion that: (1) for its taxable years ended December 31, 2006 through December 31, 2011, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code; (2) the Company’s current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its December 31, 2012 taxable year and thereafter; and (3) the statements set forth in (a) the Prospectus under the caption “Material United States Federal Income Tax Consequences” and (b) the Prospectus Supplement under the caption “Federal Income Tax Considerations”, to the extent that they constitute summaries of matters of law or regulation or legal conclusions, fairly summarize in all material respects the federal income tax laws referred to therein.

We note, however, that the ability of the Company to qualify as a “real estate investment trust” for any year will depend upon future events, some of which are not within the Company’s control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Prospectus, the Officer’s Certificate and this letter will continue to be accurate in the future.  To the extent that actual facts and circumstances differ from those represented to us or assumed by us herein, our opinions should not be relied upon.  In addition, our opinions are based on the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), cases or other relevant authority, and the status of the Company as a “real estate investment trust” for federal income tax purposes may be affected by changes in the Code, the Regulations and other relevant authority, any of which can change at any time, perhaps with retroactive effect.

In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Service or the courts, and our opinion is not binding on the Service or the courts.  Hence, there can be no assurance that the Service will not challenge, or that the courts will agree, with our conclusions.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.  We express no opinion as to matters governed by any laws other than the Code, the Regulations, published administrative announcements and rulings of the Service, and court decisions.

This opinion is furnished solely for the benefit of the Company and may not be used or relied upon by any other person or entity without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about the date hereof.  In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP